STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP
AND MERGER

Section 253C Parent into Subsidiary

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
BIP OIL, INC., a Nevada Corporation

INTO
CLEAR SKIES HOLDINGS, INC., a Delaware Corporation

BIP Oil, Inc., a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

FIRST: That it was organized as a Nevada corporation pursuant to the provisions of the Nevada Revised Statutes on January 31, 2007.

SECOND: That it owns 100% of the outstanding shares of the capital stock of Clear Skies Holdings, Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware on December 13, 2007.

THIRD: That by written consent of its board of directors, dated December 13, 2007, determined to merge the corporation into said Clear Skies Holdings, Inc., and did adopt the following resolutions:

RESOLVED, that this corporation, BIP Oil, Inc., merges itself into Clear Skies Holdings, Inc., which corporation assumes all of the obligations of BIP Oil, Inc.

FURTHER RESOLVED, that the terms and conditions of the merger are as follows:

Upon completion of the merger, the holders of the common stock of BIP Oil, Inc. shall receive 9.1923 shares of the common stock of Clear Skies Holdings, Inc. in exchange for each share of common stock of BIP Oil, Inc. and shall have no further claims of any kind or nature; and all of the common stock of Clear Skies Holdings, Inc. held by BIP Oil, Inc. shall be surrendered and canceled.

FOURTH: That this merger has been approved by the holders of at least a majority of the outstanding shares of stock of this corporation, BIP Oil, Inc., by written consent in lieu of a meeting of the stockholders.

FIFTH:   That the name of the surviving corporation shall be Clear Skies Holdings, Inc.

IN WITNESS WHEREOF, said parent corporation has caused this Certificate to be signed by an authorized officer this 13 day of December, 2007.

By:	/s/ Bobby Stanley
Authorized Officer

Name:	Bobby Stanley
Print or Type

Title:	Chairman, President and CEO